Utz Brands, Inc. Declares Quarterly Cash Dividend
Hanover, PA, April 8, 2021 – Utz Brands, Inc. (NYSE:UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer, marketer and distributor of high-quality, branded snacking products, today announced that its Board of Directors declared a regular quarterly cash dividend of approximately $0.05 per share on the Company’s Class A Common Stock. Payment is expected to be made by the Company on May 10, 2021, to stockholders of record at the close of business on April 19, 2021.
The cash dividend will be funded by cash distributions made by Utz Brands Holdings, LLC (“Utz Brands Holdings”) to Utz and the other holders of Utz Brands Holdings’ common units on a pro-rata basis.
Future declarations of quarterly or other dividends are subject to the determination and discretion of Utz’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition and other factors that Utz’s Board of Directors may deem relevant.
About Utz Brands, Inc.
Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, ON THE BORDER® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others.
After a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchandisers, club, convenience, drug and other channels. Based in Hanover, Pennsylvania, Utz operates fourteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Washington, and Massachusetts. For more information, please visit www.utzsnacks.com or call 1-800-FOR-SNAX.
Forward-Looking Statements
Certain statements made herein are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially.

Investor Contact
Kevin Powers
kpowers@utzsnacks.com

Media Contact
Kevin Brick
kbrick@utzsnacks.com
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